EXHIBIT 10.4

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
DIRECTOR COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1. PURPOSE. The purpose of the Director Compensation Plan (the “Plan”) is to attract, retain and compensate highly-qualified individuals who are not employees of Griffin Capital Essential Asset REIT II, Inc. (the “Company”) or any of its subsidiaries or affiliates for service as members of the Board of Directors (the “Board”) by providing them with competitive compensation and an ownership interest in the common stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the common stock and will closely align the interests of Independent Directors with that of the Company’s stockholders.

1.2. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.
ARTICLE 2
DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Annual Retainer” means the annual retainer payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company, as such amount may be changed from time to time.

“Eligible Participant” means any person who is an Independent Director or becomes an Independent Director while this Plan is in effect.

“Incentive Plan” means the Griffin Capital Essential Asset REIT II, Inc. Employee and Director Long Term Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the Incentive Plan for purposes of this Plan.

“Independent Director” has the meaning given such term under the corporate governance standards of the New York Stock Exchange.

ARTICLE 3
ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s charter or otherwise.

ARTICLE 4
SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The shares of common stock that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to shares of common stock, restricted shares and any other equity granted pursuant hereto and any such grant shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of restricted shares or shares of common stock described herein.

ARTICLE 5
RETAINERS AND EXPENSES

5.1. ANNUAL RETAINER. Any Eligible Participant who serves as a director shall receive an Annual Retainer of $40,000, paid in equal quarterly installments of $10,000.

5.2. MEETING FEES. Any Eligible Participant who serves as a director shall receive $1,000 for each Board or committee meeting attended in person or by telephone ($2,000 for attendance by the Chairperson of the Audit Committee at each meeting of the Audit Committee and $1,500 for attendance by the Chairperson of any other committee at each of such committee's meetings). In the event there are multiple meetings of the Board and one or more committees in a single day, the fees shall be limited to $3,000 per day ($3,500 for the Chairperson of the Audit Committee if there was a meeting of such committee).

5.3. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.2 shall be limited to expenses incurred during such director’s service as an Independent Director, accompanied by such evidence of expenses incurred as the Company may reasonably require.

ARTICLE 6
EQUITY COMPENSATION

6.1. INITIAL RESTRICTED STOCK GRANT. Subject to share availability under the Incentive Plan, on the first date that an Independent Director is initially elected or appointed to the Board, he or she shall receive an award of 5,000 shares of restricted common stock, which shall be fully-vested as to one hundred percent of the shares.

6.2. ANNUAL RESTRICTED STOCK GRANT. Subject to share availability under the Incentive Plan, on the date following an Independent Director’s subsequent re-election to the Board, such director shall receive 7,000 shares of restricted common stock, which will generally vest 50% on the date the shares are awarded and 50% one year from the date the shares are awarded.

6.3. RESTRICTED STOCK AWARDS. All restricted stock awards granted pursuant to this Article 6 shall be evidenced by a written restricted stock award agreement, which shall include such provisions, not inconsistent with the Plan or the Incentive Plan, as may be specified by the Board.

ARTICLE 7
AMENDMENT, MODIFICATION AND TERMINATION

7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a national securities exchange on which the common stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 8
GENERAL PROVISIONS

8.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

8.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.